Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

RenX Enterprises Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	(1)	Other	486,682	$1.69	$822,492.58	0.0001381	$113.59

Total Offering Amounts:						$822,492.58		113.59
Total Fee Offsets:								0.00
Net Fee Due:								$113.59

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Offering Note(s)

(1)	The securities to be registered include options and other rights to acquire shares of common stock, par value $0.001 per share (the “Common Stock”), of RenX Enterprises Corp. (the “Registrant”) issuable pursuant to the Registrant’s 2023 Incentive Compensation Plan, as amended (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of Common Stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding. Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share is based on the average of the high and low prices of the common stock as reported on the Nasdaq Capital Market on June 23, 2026. The Registrant does not have any fee offsets to claim.